EXHIBIT 10.16


                              EMPLOYMENT AGREEMENT

     This Employment Agreement is made and entered into this 25th day of May, 2005, with an effective date for Base Salary as described in Section 3.1 of this Agreement, of the 1st day of July, 2005, by and between Bizcom U.S.A., Inc., a Florida corporation ("Company") and Hanan "Hank" Klein ("Executive").

                                    RECITALS

A. The Company has for the past several years employed Executive as the sole Officer and Director of the Company, but desires to be assured of the association and services of Executive for the Company.

B. Executive is willing and desires to continue his employment with the Company, and the Company is desirous of continuing to employ Executive, upon the terms, covenants and conditions hereinafter set forth.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto do hereby agree as follows:

      1. Employment. The Company hereby agrees to employ the Executive as Chief Executive Officer, President, Chairman of the Board and Secretary, subject to the supervision and direction of the Company's Board of Directors (of which Executive is the only current member). Executive shall also serve as Chairman of the Board, Chief Executive Officer, President and Secretary of the Company's following subsidiaries: Bizcom Southern Holdings, Inc., a Florida Corporation and SMR Management Inc., a Florida corporation (collectively referred to as the "Subsidiaries").

      2. Term. The Company hereby agrees to employ the Executive for a period of two (2) years, (the "Initial Term") commencing on the above date and expiring on the second anniversary thereof (the "Expiration Date"), unless sooner terminated as hereinafter set forth. The Initial Term of this Agreement and the employment of the Executive hereunder, may be renewed and/or extended for such period or periods as may be mutually agreed to by the Company and the Executive in a written supplement to this Agreement, signed by the Executive and the Company. If this Agreement is not terminated (pursuant to Section 7 of this Agreement) by either party by giving written notice of such termination on or before the Second Anniversary of the Initial Term, this Agreement shall be extended for an additional two years. (The Initial Term and any extensions shall be hereinafter referred to as the "Employment Period").

      3.    Compensation and Reimbursement.

            3.1 Base Salary. For all services rendered by Executive under this Agreement, the Company shall initially pay Executive a Base salary of one hundred thirty thousand dollars ($130,000) per annum, payable every two weeks in equal installments (the "Base Salary"). The Base Salary is broken down as follows: One hundred ten thousand dollars ($110,000) as compensation for

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                  all officer positions held by Executive for the Company and its subsidiaries. The Base Salary for all positions held by Executive shall not be divisible in the event that Executive no longer holds any of these positions. The Base Salary shall continue to be paid to Executive so long as he holds the position as President/CEO of the Company. Executive shall also be paid twenty thousand dollars ($20,000) for his position as a member of the Board. The amount of the Base Salary for either position may be increased at any time and from time to time at the sole discretion of the Board of Directors of the Company. In the event that Executive's position as President/CEO is terminated pursuant to the terms of this Agreement, then the Base Salary for Executive as Director shall be increased to fifty thousand dollars ($50,000) per year unless Executive is simultaneously terminated both as an officer and director of the Company. The Board of Directors shall review Executive's Base Salary at the end of each year of Executive's employment during the Employment Term and shall endeavor to increase the Base Salary from year to year during the Employment Term. No such change shall in any way abrogate, alter, terminate or otherwise affect the other terms of this Agreement. The Executive may elect to defer any portion of his Base Salary, but any such deferment shall be repayable on written demand by Executive to the Company. No deferment by Executive of compensation of any nature shall be considered a waiver of Executive's right to receive any deferred portion of such compensation.

            3.2 Performance Bonus. In addition to the Base Salary, Executive shall be eligible for a performance bonus ("Performance Bonus") of fifty thousand dollars ($50,000) if the Company reaches at least five million dollars ($5,000,000) in gross sales in any twelve month period. The Performance Bonus shall be paid, if earned, within 90 days after such operating results have been determined by the Company's in house accounting department or its independent accountants, which shall not be later than the close of the Company's fiscal year. The Executive may elect to defer all or any portion of his Performance Bonus, but any such deferment shall be repayable on written demand by Executive to the Company. No deferment of any nature of the Base Salary shall be considered a waiver of Executive's right to receive all or any deferred portion of the Performance Bonus.

            3.3 Additional Benefits. In addition to the Base Salary and the Performance Bonus, Executive shall be entitled to the following benefits:

                        Insurance. Executive shall be provided family health and dental, which shall be fully paid for by the Company.

                        Automobile and Related Expenses. Company shall provide Executive with a reasonably priced luxury vehicle. Company shall also be responsible for all maintenance, repair and insurance on the vehicle. In the event that Executive pays for any Automobile expense, same shall be reimbursed by the Company. In the event that, at any time, Executive does not request or receive any of the benefits of the Automobile and Related Expenses as

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                        described herein, such failure shall not be deemed a
                        waiver of Executive's right to receive any or all of the Automobile and Related Expenses benefits.

                        Reimbursement. Executive shall be reimbursed for all reasonable "out-of-pocket" business expenses for business travel and business entertainment incurred in connection with the performance of his duties under this Agreement. In the event that Executive does not request or receive any or all of the benefits of the Reimbursements as described herein, such failure shall not be deemed a waiver of Executive's right to receive any or all of the Reimbursements to which Executive may be entitled.

            3.4 Vacation; Personal Days; Sick Days. During the Initial Term, the Executive shall be entitled to paid vacation, sick days and personal time as may be adopted by the Company's Board of Directors with respect to the Company's senior management, in each year of employment, in addition to any holidays which the Company observes. Unused vacation, sick or personal days cannot be carried forward from year to year, unless otherwise provided for in the Company's Employee Handbook.

            3.5 Stock Options. Executive shall be entitled to participate in the Company's stock option plans as may from time to time be in effect and to receive incentive and other stock options as may from time to time be granted to him thereunder. The Company shall not be obligated to create a stock option plan. Executive is granted a non-incentive stock option plan in the form attached hereto as schedule 3.5.

      4     Scope of Duties.

            4.1 Duties of the Executive. Although the Executive is currently the sole officer and director of the Company, the Company will likely retain others to fill certain officer and board positions in the foreseeable future. In the event that any such positions are filled, the Executive shall report to, and shall be subject to the supervision and direction of the Board of Directors of the Company. The duties of the Executive shall include, but not be limited to, managing, developing and overseeing the Company operations in conjunction with the Vice President, if such position is filled by someone other than Executive. The Executive shall also be responsible for developing and implementing strategies, products and services which will improve or add to the Company's products and services. The duties of the Executive may be changed or amended at any time at the sole discretion of the Company's Board of Directors.

            4.2 Executive's Devotion of Time. Executive hereby agrees to devote substantially all of his full work time, abilities and energy to the faithful performance of the duties assigned to him and to the promotion and forwarding of the business affairs of the Company, and not to divert any business opportunities from the Company to himself or to any other person or business entity.

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            4.3   Conflicting Activities.

                  (1) Executive shall not, during the Employment Period, be engaged in any other business activity without the prior written consent of the Board of Directors of the Company; provided, however, that this restriction shall not be construed as preventing Executive from investing his personal assets in passive investments in business entities which are not in competition with the Company or its affiliates, or from pursuing business opportunities as may be permitted by paragraphs 4.2, 4.3(2) and 4.3(3).

                  (2) Executive hereby agrees to promote and develop all business opportunities that come to his attention relating to current or anticipated future business of the Company, in a manner consistent with the best interests of the Company and with his duties under this Agreement. Should Executive discover a business opportunity that does not relate to the current or anticipated future business of the Company, he shall first offer such opportunity to the Company. Should the Board of Directors of the Company not exercise its right to pursue this business opportunity within a reasonable period of time, not to exceed sixty (60) days, then Executive may develop the business opportunity for himself; provided, however, that such development may in no way conflict or interfere with the duties owed by Executive to the Company under this Agreement. Further, Executive may develop such business opportunities only on his own time, and may not use any service, personnel, equipment, supplies, facility, or trade secrets of the Company in their development. As used herein, the term "business opportunity" shall not include business opportunities involving investment in publicly traded stocks, bonds or other securities, or other investments of a personal nature not in conflict with any provision herein.

                  (3) Exclusive Agreement. The Executive represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect which would prevent the Executive from rendering service to the Company during the Employment Period as provided herein.

                  (4) Approved Corporate Activities. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other non-competing corporations or the boards of a reasonable number of trade associations and/or charitable organizations,
                         (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities as Chief Executive Officer of the Company.

           4.4. Place of Performance. The Executive shall be based at the Company's principal executive offices, except for required travel relating to the Company's business. The Executive may also perform a portion of his services from a home office, if any, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities as Chief Executive Officer of the Company.

      5. Severance. Executive shall at all times be entitled to severance benefits equal to those provided to other executive officers of the Company. However, this Agreement shall govern in the event of any conflict between this Agreement and Company's policy on severance benefits.

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      6.    Non-competition; Non-Solicitation; Unauthorized Disclosure;
            Injunctive Relief.

            6.1 Non-Competition. Except with respect to services performed under this Agreement on behalf of the Company, and subject to the obligations of the Executive as an officer of the Company and the employment obligations of the Executive under this Agreement, the Executive agrees that at no time during the Employment Period, including any period in which the Executive received compensation under Section 7, and for a period of one
                  (1) year thereafter, the Executive shall not, directly or indirectly, own (other than as passive investment), manage, operate, join, control, participate in, or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business in the Territory; provided, however, that nothing contained in this Section 6.1 shall prevent the Executive from owning less than 5% of the voting stock of a publicly held corporation for investment purposes. For purposes of this Section 6.1, the term "Competing Business" shall mean a business engaged in building, developing, operating or otherwise providing mobile voice and/or data services over radio frequencies or which competes with any business then being operated by the Company or any affiliate. For purposes of this Section 6.1, the term "Territory" means any state where the Company operates at the date of termination of Executive's employment hereunder; and any state in which the Company or any affiliate has taken substantial steps toward establishing operations. The Executive's obligations under this Section 6.1 shall survive the termination of this Agreement and the Executive's employment hereunder.

            6.2 Non-Solicitation. The Executive agrees that, during the Employment Period and for a period of two (2) years immediately following any termination of this Agreement for any reason, the Executive shall not, directly or indirectly,
                  (i) employ or seek to employ or engage, or assist anyone else to employ or seek to employ or engage, any person who at any time during the year preceding the termination of the Executive's employment hereunder was in the employ of the Company or its affiliates or was an independent contractor providing material merchandising, marketing, sales, financial or management consulting services in connection with the business of the Company or its affiliates; (ii) interfere in any manner in the relationship of the Company or its affiliates with any of its suppliers or independent contractors, whether or not the relationship between the Company or its affiliate and such supplier or independent contractor was originally established in whole or in part by the Executive's efforts; or (iii) solicit or accept business from any clients of the Company or its affiliates, from any prospective clients whose business the Company or any affiliate of the Company is in the process of soliciting at the time of the Executive's termination, or from any former clients which had been doing business with the Company within one year prior to the Executive's termination. The Executive's obligations under this Section 6.2 shall survive the termination of this Agreement.

            6.3 Unauthorized Disclosure. During the Employment Period and thereafter, the Executive shall not, without the written consent of the Board or a person authorized by the Board or as may otherwise be required by law or court order, disclose to

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                  any person, other than an employee of the Company or person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company, any Confidential Information (as hereinafter defined) obtained by him while in the employ of the Company. As used herein, Confidential Information means not only information disclosed by the Company and its affiliates to the Executive, but also information developed or learned by the Executive during the course or as a result of employment hereunder, which information the Executive acknowledges is and shall be the sole and exclusive property of the Company. Confidential Information includes all proprietary information that has or could have commercial value or other utility in the business in which the Company or its affiliates are engaged or contemplate engaging, and all proprietary information of which the unauthorized disclosure could be detrimental to the interests of any of the Company or its affiliates, whether or not such information is specifically labeled as Confidential Information by the Company. In the event that Executive's employment with the Company ceases for any reason, the Executive will not remove from the premises of the Company without its prior written consent any records, files, drawings, documents, or equipment belonging to the Company and will immediately return to the Company any records, files, drawings, documents, or equipment belonging to the Company in the Executive's possession or under the Executive's control. The Executive's obligations under this Section 6.3 shall survive the termination of this Agreement.

            6.4 Proprietary Information. During the Employment Term, the Executive will disclose to the Company all designs, inventions and business strategies or plans developed by the Executive during such period which relate directly or indirectly to the business of the Company or its affiliates, including without limitation any process, plan, operation, product or improvement. The Executive agrees that all of the foregoing are and will be the sole and exclusive property of the Company and that the Executive will at the request and cost of the Company do whatever is reasonably necessary to secure the rights thereto, by patent, copyright or otherwise, to the Company.

            6.5 Severability. The parties to this Agreement understand and agree that if any portion of the restrictive covenants set forth in this Section 6 is held to be unreasonable, arbitrary or against public policy, then that portion of the covenant shall be considered divisible as to the time and geographic area. The parties to this Agreement agree that if any court of competent jurisdiction determines that the specified time period or the specified geographical area of application is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, or both, that is determined to be reasonable, non-arbitrary and not against public policy shall be reformed by agreement of the parties, or, if the parties cannot agree, then by such court and enforced against the Executive. The Executive agrees and acknowledges that he is familiar with the present and proposed operations of the Company and that he believes that the restrictive covenant as set forth in this Section 6 is reasonable with respect to the subject matter, duration and geographical application.

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            6.6   Injunction. The Company and the Executive acknowledge that an actual or threatened breach by the Executive of any of the covenants contained in this Section 6 may cause irreparable harm or damage to the Company or its subsidiaries, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive agrees that the Company shall be entitled to an injunction issued by any court of competent jurisdiction enjoining and restraining all violations of this Section 6 by the Executive or his associates, affiliates, partners or agents, and that the right to an injunction shall be cumulative and in addition to all other remedies the Company may possess.

      7.    Termination.

            7.1   Basis for Termination.

                  (1) Mutual Agreement. Executive's employment hereunder may be terminated at any time by mutual agreement of the parties.

                  (2) Permanent Incapacity. This Agreement shall automatically terminate on the last day of the month in which Executive dies or becomes permanently incapacitated. "Permanent Incapacity" as used herein shall mean mental or physical incapacity, or both, reasonably determined by the Company's Board of Directors based upon a certification of such incapacity by, in the discretion of the Company's Board of Directors, either Executive's regularly attending physician or a duly licensed physician selected by the Company's Board of Directors, rendering Executive unable to perform substantially all of his duties hereunder and which appears reasonably certain to continue for at least six consecutive months without substantial improvement. Executive shall be deemed to have "become permanently incapacitated" on the date the Company's Board of Directors has determined that Executive is permanently incapacitated and so notifies Executive.

                  (3) For Cause. Executive's employment may be terminated by the Company "with cause," effective upon delivery of written notice to Executive given at any time (without any necessity for prior notice) if any of the following shall occur:

                         (a) any material breach of Executive's obligations in this Agreement which remains uncured by Executive for a period of 14 days after receiving written notification by the Company of such material breach; or

                         (b) any material acts or events which inhibit Executive from fully performing his responsibilities to the Company in good faith, in effect, (i) a felony criminal conviction; (ii) any other criminal conviction involving Executive's lack of honesty or moral turpitude;
                               (iii) drug or alcohol abuse; or (iv) material acts of dishonesty, gross carelessness or gross misconduct.

                  (4) Disability. The Company may terminate this Agreement upon the Disability (as defined below) of the Executive. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company for a period of 90 days whether or not consecutive in any 12-month period as a result of incapacity due to mental or physical illness. The Termination Date for a termination of this Agreement pursuant to this Section 8.1(4) shall be the date specified by the Board in a written notice. Upon any

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                        termination of this Agreement pursuant to this Section
                        7.1(4), the Executive shall be entitled to the compensation specified in Section 7.2 hereof.

                  (5) Death. This Agreement shall terminate automatically upon the death of the Executive, without any requirement of notice by the Company to the Executive's estate. The date of the Executive's death shall be the Termination Date for a termination of this Agreement pursuant to this Section 7.1(5). Upon any termination of this Agreement pursuant to this Section 7.1(5), the Executive shall be entitled to the compensation specified in
                        Section 7.2 hereof.

                  (6) Non-Renewal. In the event that this Agreement is not renewed beyond the Initial Term as provided in Section 2 hereof, then this Agreement shall terminate at the end of such Initial Term of this Agreement. The last day of the Initial Term shall be the Termination Date for a termination pursuant to this Section 7.1(6). Upon any termination of this Agreement pursuant to this Section 7.1(6), the Executive shall be entitled to the compensation specified in Section 7.2 hereof.

                  (7) Without Cause. Executive's employment may be terminated by the Company "without cause" (for any reason or no reason at all) at any time by giving Executive 60 days prior written notice of termination, which termination shall be effective on the 60th day following such notice. If Executive's employment under this Agreement is so terminated, the Company shall (i) continue to pay Executive his Base Salary over the remaining term of this Agreement as if Executive had not been so terminated, (ii) pay a prorated portion of the Performance Bonus, if any, earned for the year in which termination occurs prorated to the date of termination, plus (iii) pay any unreimbursed expenses accruing to the date of termination. For purposes of this provision, Executive's annual Base Salary shall be calculated as of the termination effective date. After the Company's termination of Executive under this provision, the Company shall not be obligated to provide the benefits to Executive described in Sections 3.3, 3.5 and 3.6 (except as may be required by law). The termination pursuant to this section shall not have any effect on any options already granted to Executive or any options to which Executive may be entitled prior to the effective date of termination.

                  (8) Termination by Executive. Executive may terminate his or her employment hereunder by giving the Company 60 days prior written notice, which termination shall be effective on the 60th day following such notice.

            7.2 Payment Upon Termination. Upon termination pursuant to Section 7.1(3), 7.1(4) 7.1(5) and 7.1(8). the Company shall pay to
                  Executive within 10 days after termination an amount equal to the sum of (1) Executive's Base Salary accrued to the date of termination; (2) unreimbursed expenses accrued to the date of termination; and (3) any deferred compensation, deferred reimbursements and expenses and deferred bonuses. After any such termination, the Company shall not be obligated to compensate Executive, his estate or representatives except for the foregoing compensation then due and owing, nor provide the benefits to Executive described in Section 3.3, 3.5, and 3.6 (except as otherwise provided herein or as may be required by law).

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            7.3   Dismissal from Premises. At the Company's sole option,
                  Executive shall immediately leave the Company's premises on the date notice of termination is given by either Executive or the Company. Nothing contained in this section shall restrict or eliminate any of the obligations under this Agreement, including compensation, benefits, etc.

      8. Arbitration. Any dispute or controversy between the parties which arise out of the scope of this Agreement shall be resolved by arbitration in accordance with the rules of the American Arbitration Association then in effect (except to the extent that procedures outlined below differ from such rules). Within seven (7) days after receipt of written notice from either party that a dispute exists and that arbitration is required, both parties must within seven (7) business days agree on an acceptable arbitrator. If the parties cannot agree on an arbitrator, then the parties shall list the "Big Five" accounting firms (other than the Company's auditors) in alphabetical order and the first firm that does not have a conflict of interest and is willing to serve will be selected as the arbitrator. The parties agree to act as expeditiously as possible to select an arbitrator and conclude the dispute. The arbitrator must render his decision in writing within 30 days of his or its appointment. The cost and expenses of the arbitration and of legal counsel to the prevailing party shall be borne by the non-prevailing party. Each party will advance one-half of the estimated fees and expenses of the arbitrator. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Section 6 hereof.

      9     Miscellaneous.

            9.1 Transfer and Assignment. This Agreement is personal as to Executive and shall not be assigned or transferred by Executive without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective permitted heirs, personal representatives, successors and assigns.

            9.2 Severability. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

            9.3 Governing Law. This Agreement is made under and shall be construed pursuant to the laws of the State of Florida. Any and all legal action between the parties shall be instituted and maintained in Broward County, Florida.

            9.4 Counterparts. This Agreement may be executed in several counter parts and all documents so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that, all of the parties did not sign the original or the same counterparts.

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            9.5   Entire Agreement. This Agreement constitutes the entire
                  agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements, and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement, or statement not so set forth herein. However, any deferred salary, bonuses, reimbursements, expenses or loans due or payable to Executive prior to the date of this Agreement shall remain in full force and effect.

            9.6 Modification. This Agreement may be modified, amended, superseded, or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the party or parties to be bound by any such modification, amendment, superceding, cancellation, or waiver.

            9.7 Attorneys' Fees and Costs. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, his/its attorneys' fees and court costs incurred in litigating or otherwise settling or resolving such dispute whether or not an action is brought or prosecuted to judgment. In construing this Agreement, none of the parties hereto shall have any term or provision construed against such party solely by reason of such party having drafted the same.

            9.8 Waiver. The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

            9.9 Cumulative Remedies. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

            9.10 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

            9.11 Notices. Any notice under this Agreement must be in writing, may be sent by facsimile, sent by express 24-hour guaranteed courier, or may be served by depositing the same in the United States mail, addressed to the party to be notified, postage-prepaid and registered or certified with a return receipt requested. The addresses of the parties for the receipt of notice shall be as follows:

                    If to the Company:

                        5440 NW 33rd Ave., Suite 106, Fort Lauderdale, FL  33309

                    If to Executive:

                        4550 Hazleton Lane
                        Lake Worth, FL 33467



                  Each notice given by registered or certified mail shall be deemed delivered and effective on the date of delivery as shown on the return receipt, and each notice delivered in any other manner shall be deemed effective as of the time of actual delivery thereof. Each party may change its address for notice by giving notice thereof in the manner provided above.

            9.12 Survival. Any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement shall survive the termination or expiration of this Agreement and be binding on the Executive and the Company.

            9.13 Right of Set-Off. Upon termination or expiration of this Agreement, the Company shall have the right to set-off against the amounts due Executive hereunder the amount of any outstanding loan or advance from the Company to Executive.

            9.14 Effective Date. This Agreement shall become effective as of the date set forth on page one when signed by Executive and the Company.

            9.15 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of the Executive, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement. No agreements or representations, oral or otherwise, express or implied, have been made by either party with respect to the subject matter of this agreement which agreements or representations are not set forth expressly in this Agreement.


         IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date first set forth above.



Bizcom U.S.A., Inc.



By: /s/ Hanan Klein
    -------------------------
        Director



    /s/ Hanan Klein
    --------------------------
       Hanan "Hank" Klein

                                  SCHEDULE 3.5

                   STOCK OPTIONS GRANTED TO HANAN "HANK" KLEIN



500,000 options in terms of the Company Stock Option Plan.



These options are granted as follows:



125,000 with an execute price at $2.50 vesting immediately from date of grant at May 25, 2005,



125,000 with an execute price at $3.00 vesting immediately from date of grant at May 25, 2005



125,000 with an execute price at $4.00 vesting six months from date of grant at November 25, 2005



125,000 with an execute price at $5.00 vesting one year from date of grant at May 25, 2006.